Exhibit (h)(2)

20 BASIS POINT EXPENSE CONTRACT

between

FIDELITY CONCORD STREET TRUST

SPARTAN INTERNATIONAL INDEX FUND:

Investor Class

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT AMENDED and RESTATED as of this 1st day of October, 2005, this 20 Basis Point Expense Contract (the "Agreement"), is made and entered into by and between Fidelity Concord Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Spartan International Index Fund (the "Fund"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Manager").

Required authorization and approval by Trustees having been obtained, the Fund, on behalf of the Trust, and the Manager hereby consent, pursuant to Paragraph 2 of the existing 20 Basis Point Expense Contract dated March 1, 2005, to a modification of said Contract in the manner set forth below. The Amended and Restated 20 Basis Point Expense Contract shall, when executed by duly authorized officers of the Fund and Manager, take effect on October 1, 2005.

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract, amended as of the date hereof (the "Management Agreement"), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder and to pay certain expenses of the Fund in return for an annualized 17 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Investor Class of the Fund (the "Investor Class") at a fixed annualized expense rate not to exceed 20 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Investor Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Investor Class, such that the ordinary operating expenses incurred by the Investor Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.20% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Investor Class.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Investor Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Investor Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research Company

	By:	/s/JS Wynant
	Name:	JS Wynant
	Title:	Vice President

Fidelity Concord Street Trust,
on behalf of Spartan International Index Fund

	By:	/s/Christine Reynolds
	Name:	Christine Reynolds
	Title:	Treasurer